UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2015

Skyline Medical Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	000-54361	33-1007393

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2915 Commers Drive, Suite 900 Eagan, Minnesota	55121
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (651) 389-4800

Former Name or Former Address, if Changed Since Last Report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

Exchange Agreement with Holders of Series A Preferred Stock

As previously disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission on February 5, 2014, on February 4, 2014, Skyline Medical Inc. (the “Company”) raised $2,055,000 in gross proceeds from a private placement of 20,550 shares of Series A Convertible Preferred Stock, par value $0.01, with a stated value of $100 per share (the “Series A Preferred Shares”) and warrants to purchase shares of the Company’s common stock. The Series A Preferred Shares and warrants were sold to investors pursuant to a Securities Purchase Agreement, dated as of February 4, 2014.

In connection with the Company’s proposed offering of 1,666,667 units (the “Units”), each consisting of one share of the Company’s common stock, one share of the Company’s Series B Convertible Preferred Stock and four of the Company’s Series A Warrants, the holders of a majority of the Series A Preferred Shares have, as of July 20, 2015, agreed to exchange all of the outstanding Series A Preferred Shares for units with the same terms as the Units (the “Exchange Units”) such that for every dollar of stated value of Series A Preferred Shares tendered the holders will receive an equivalent value of Exchange Units based on the public offering price of the Units in this offering (the “Unit Exchange”).  Accordingly, assuming the public offering price for the Units is $9.00 per Unit, then all of the Series A Preferred Shares will be exchanged into 228,334 Exchange Units. The warrants that were issued in connection with the issuance of the Series A Preferred Shares will remain outstanding; however, the warrant amounts will be reduced so that the warrants will be exercisable into an aggregate of 84,770 shares of the Company’s common stock. The Unit Exchange is subject to and will be consummated currently with the consummation of the Company’s offering of Units. Each holder of Series A Preferred Shares that has agreed to the terms of the Unit Exchange has entered into the Exchange Agreement with the Company.  Upon effectiveness of the Unit Exchange, the Series A Preferred Shares will be cancelled and resume the status of authorized but unissued shares of preferred stock.

The foregoing description of the Unit Exchange does not purport to be complete, and is qualified in its entirety by reference to the form of the Exchange Agreement filed as Exhibit 4.1 and incorporated herein by reference.

Amendment to Senior Convertible Notes

From July through September 2014, the Company entered into a series of securities purchase agreements pursuant to which the Company issued approximately $1.8 million original principal amount of convertible promissory notes (the “2014 Convertible Notes”) and warrants exercisable for shares of the Company’s common stock. The original principal amount of the 2014 Convertible Notes was subsequently reduced to approximately $1.6 million in accordance with their terms.  In April and May 2015, the Company issued and sold to Magna Equities II, LLC additional Convertible Notes in an aggregate original principal amount of $275,000 containing terms substantially similar to the 2014 Convertible Notes (the “2015 Convertible Notes” and, together with the 2014 Convertible Notes, the “Convertible Notes”).  The terms of the Convertible Notes are as previously disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission on July 24, 2014.

As of June 30, 2015, $927,663 aggregate principal amount of Convertible Notes, plus accrued and unpaid interest thereto, has been converted into shares of the Company’s common stock and $933,073 aggregate principal amount of Convertible Notes remains outstanding. In connection with the Company’s proposed offering of Units, the holders of the Convertible Notes have agreed to not exercise their right to convert the Convertible Notes into shares of the Company’s common stock, in exchange for the Company’s agreement to redeem all of the outstanding Convertible Notes promptly following the consummation of the Company’s offering of Units at a redemption price equal to 140% of the principal amount, plus accrued and unpaid interest to the redemption date. The Company estimates that the total redemption price to redeem all outstanding Convertible Notes will be approximately $1.4 million. Of this amount, approximately $167,031 will be paid to its affiliates in redemption of their Convertible Notes.  Each holder of the Convertible Notes that has agreed to the foregoing terms has entered into an Amendment to Senior Convertible Notes and Agreement with the Company.

The foregoing description of the amendment to the terms of the Convertible Notes does not purport to be complete, and is qualified in its entirety by reference to the form of the Amendment to Senior Convertible Notes and Agreement filed as Exhibit 4.2 and incorporated herein by reference.

Item 9.01.               Financial Statements and Exhibits.

(d)                Exhibits.

Exhibit No.	Description/Exhibit

4.1	Form of Exchange Agreement with Holders of Series A Preferred Stock

4.2	Form of Amendment to Senior Convertible Notes and Agreement by and Between Skyline Medical Inc. and Senior Convertible Notes

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKYLINE MEDICAL INC.

By:	/s/ Josh Kornberg
Name: Josh Kornberg Title: President and Chief Executive Officer

Date: July 24, 2015